Exhibit 10.40
December 7, 2009
Mr. David Sabin
(Address)
Dear David:
I am pleased to offer you the following position with Kids Line, LLC (“Kids Line”), a wholly-owned subsidiary of Kid Brands, Inc. (the “Company”, and together with each subsidiary of the Company, the “Employer Group”). Your employment with Kids Line and the Company will include the following:
1. RESPONSIBILITIES. Effective immediately, you will serve as Executive Vice President of Kids Line. Effective January 1, 2010, you will become President of Kids Line. Your responsibilities may also include other activities on behalf of the Employer Group, to be determined in consultation with the CEO and Board of Directors of the Company and you.
2. BASE COMPENSATION. Your base salary, effective upon the commencement of your employment, will be at an annual rate of $475,000 and will be payable bi-weekly in accordance with Kids Line’s normal payroll practices.
3. INCENTIVE COMPENSATION. You shall be eligible to participate in the Company’s Incentive Compensation (“IC”) program. For 2010, your IC Factor (as defined in the IC program), shall be 50%, with the opportunity to earn as much as 75% of your base salary. Payment of the IC bonus (or portion thereof) is predicated upon meeting both objective and subjective performance standards established for the applicable year, which will be established annually by the Compensation Committee of the Board of Directors of the Company, in consultation with the CEO of the Company and you. The objective portion of the 2010 IC program is likely to be based mostly on achievement of 2010 EBITDA. In order to receive the IC bonus (or any portion thereof), you must be actively employed by the Employer Group at the time of the payment.

4. STOCK OPTIONS. As of the close of business on the fourth (4th) business day following the commencement of your employment, you shall be granted the following equity awards: an initial two-year grant of: (i) 150,000 stock appreciation rights (SARs) at fair market value on the date of grant, which SARs shall become exercisable ratably over a three-year period; and (ii) 25,000 restricted stock units (RSUs), which RSUs shall become exercisable ratably over a five-year period. Each such award shall terminate ten years from the date of grant. You will also be considered for additional grants of equity at a level commensurate with your position, although all possible future grants of equity awards shall be at the sole discretion of the Compensation Committee of the Board of Directors of the Company. In addition, to the extent that, subsequent to the date hereof, the Compensation Committee exercises its discretion to accelerate or modify the equity award of any officer or director of the Company, your equity award will be treated no less favorably than those of such other officer or director; provided, that this sentence shall not be applicable to any such acceleration or modification that is in connection with the occurrence of a merger, consolidation, business combination, sale of all or substantially all of the assets or stock, or any similar corporate transaction, in each case involving solely a subsidiary or business unit of the Company (and the officers thereof) other than Kids Line.
5. BENEFITS. You shall be eligible to participate in all Kids Line’s pension, life insurance, hospitalization, major medical and other employee benefit plans, and their successor and/or replacement plans (to the extent that they continue to be offered to eligible employees). You shall also be eligible for any new or enhanced employee benefit plans generally applicable to senior executives of Kids Line that are approved by the Compensation Committee of the Company in the future. You acknowledge that the Kids Line’s existing 401(k) plan is likely to be modified; however, you shall be entitled to at least the level of 401(k) benefits applicable to other executives of Kids Line.
6. VACATION. You will be eligible for three weeks paid vacation per year in accordance with Kids Line’s policies. You will also continue to be entitled to the paid holidays and other paid leave set forth in Kids Line’s policies.
7. SEVERANCE. In the event that you are terminated from the Company for reason other than cause or other than your own voluntary resignation, you will be eligible to receive severance in accordance with the Company’s severance policy for Domestic Vice Presidents (and above), a copy of which is attached hereto as Exhibit A (the “VP Policy”); provided, that you will at all times be entitled to a severance period equal to two times (2X) the severance provided in the VP Policy up to a maximum of twelve months. References in the VP Policy to (i) “Company” shall be read as references to “Kids Line”, (ii) “the New York metropolitan area” shall be read as references to “the Los Angeles metropolitan area” and (iii) “the Change-in-Control Severance Plan” shall be disregarded, as such plan has been terminated. “Cause” shall be defined as (A) refusal or repeated failure by you to perform your duties as an employee of Kids Line or the Company, which is not fully remedied (to the extent reasonably possible to be remedied) within 15 days after Kids Line or the Company gives you notice thereof; (B) gross negligence or willful misconduct by you in connection with your employment by Kids Line or the Company; (C) misappropriation or fraud with regard to Kids Line or the Company or its assets; or (D) conviction of, or the pleading of guilty or nolo contendere to, a felony or, to the extent involving the assets or business of Kids Line or the Company, a misdemeanor or other criminal offense.

8. TERM. Employment with Kids Line or the Employer Group is “at will” and nothing contained herein shall be construed to represent a specific term or guarantee of continuing employment, nor limit in any way the right of Kids Line or the Employer Group to terminate or modify your employment, with or without Cause; provided, that the provisions of paragraph 7 above shall survive any termination of employment.
9. CONFIDENTIALITY. You shall, during and after your employment by Kids Line or the Employer Group and except in connection with performing services on behalf of (or for the benefit of) any member of the Employer Group, keep secret and retain in the strictest confidence all confidential, proprietary and non-public matters, tangible or intangible, of or related to the Employer Group, its stockholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees and agents including, without limitation, trade secrets, business strategies and operations, customer lists, manufacturers, material suppliers, financial information, personnel information, legal advice and counsel obtained from counsel, information regarding litigation, actual, pending or threatened, research and development, identities and habits of employees and agents and business relationships, and shall not disclose them to any person, entity or any federal, state or local agency or authority, except as may be required by law. Notwithstanding the foregoing, nothing in this Agreement or elsewhere shall prohibit you from making any statement or disclosure: (i) to the extent required by law; (ii) to the extent required by subpoena or other legal process (upon receipt of which you shall immediately give Kids Line and the Company written notice thereof in order to afford the same an opportunity to contest such disclosure); (iii) with the Employer Group ’s prior written consent; or (iv) in confidence to an attorney for the purpose of obtaining legal advice. Upon termination of your employment with Kids Line or the Employer Group, you shall return to Kids Line or another member of the Employer Group, as the case may be, all confidential, proprietary and non-public materials, and any other property of Kids Line or the Employer Group, in your possession.
10. NONSOLICITATION. You agree that during your employment by Kids Line or the Employer Group and for twelve months thereafter (the “Post-Employment Period”), you shall not, directly or indirectly, solicit the employment or retention of (or attempt, directly or indirectly, to solicit the employment or retention of or participate in or arrange the solicitation of the employment or retention of) any person who is to your knowledge then employed or retained by any member of the Employer Group.
11. NONDISPARAGEMENT. You shall, after your employment with Kids Line or the Employer Group has terminated, refrain from any action that could reasonably be expected to harm the reputation or goodwill of any member of the Employer Group and any shareholder holding more than 5% of any such member’s voting securities, including, without limitation, making derogatory comments about the character or ability of any directors, officers, employees, shareholders, agents or representatives of any member of the Employer Group.

12. REMEDY FOR BREACH AND MODIFICATION. You acknowledge that the provisions of this Agreement are reasonable and necessary for the protection of the Employer Group and that the Employer Group may be irreparably damaged if these provisions are not specifically enforced. Accordingly, you agrees that, in addition to any other relief or remedies available to the Employer Group, the Employer Group shall be entitled to seek appropriate temporary, preliminary and permanent injunctive or other equitable relief for the purposes of restraining you from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. In addition, notwithstanding any provision in this Agreement to the contrary, if you breach any of the provisions of Sections 9, 10 or 11 of this Agreement at any time and such breach is either (x) willful and not inconsequential or (y) in a material respect and not cured promptly after notice from the Employer Group, you shall not thereafter be entitled to any payments or benefits under this Agreement or any severance program.
13. SEVERABILITY. If any provision of this Agreement is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.
14. RELOCATION. Kids Line shall pay for expenses, documented in accordance with Kids Line policy, relating to your temporary housing for a period of two months and the packing and movement of your household goods, as well as roundtrip airfare to San Francisco for a maximum of 50% of weekends during such two-month relocation period, all subject to a pre-approved budget.
Kids Line and the Employer Group reserve the right to change or modify these programs. Subject to paragraph 7 above, employment with Kids Line and/or the Employer Group is considered “at-will” and does not represent a specific guarantee.
David, I want to welcome you to the Company and wish you much success in your new position.
Very truly yours,
/s/ Bruce G. Crain
Bruce G. Crain
President and CEO
Kid Brands, Inc.
ACCEPTED AND AGREED:
/s/ David Sabin
Date: December 7, 2009

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